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[LISKOW & LEWIS LETTERHEAD]

Suite 5000 - 701 Poydras Street
New Orleans, Louisiana 70139-5099
Phone: (504) 581-7979
Fax: (504) 556-4108

Exhibit 5.14

May 12, 2005

Alderwoods Group, Inc.
113 Elm Street, Suite 1000
Cincinnati, OH 45202

Jones Day
77 Wacker Drive
Chicago, IL 60601

    Re:
    Alderwoods Group, Inc.—7 3/4% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special local counsel for Alderwoods (Louisiana), Inc, a Louisiana corporation (the "Covered Guarantor), in connection with the guarantee of obligations of Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor (the "Company"), of up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due September 15, 2012 (the "Exchange Notes"), pursuant to a Registration Rights Agreement dated as of August 19, 2004 among the Company, the subsidiary guarantors, including the Covered Guarantor listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). The Exchange Notes are being issued pursuant to Section 2.06 of the Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Indenture.

        We have examined the following:

  (1)
  Amended and Restated Articles of Incorporation of Covered Guarantor, dated November 29, 2001;

  (2)
  Bylaws of Covered Guarantor;

  (3)
  Resolution of the Board of Directors of Covered Guarantor;

  (4)
  Officer's Certificate of the Covered Guarantor dated the date hereof (the "Officer's Certificate

  (5)
  the Purchase Agreement;

  (6)
  the Registration Rights Agreement;

  (7)
  the Indenture; and

  (8)
  the guarantee of the Exchange Notes by the Covered Guarantor (the "Exchange Guarantee").

        We have also examined such other documents, instruments and sources of law as we have deemed necessary for this opinion.

        For the purposes of this opinion, we have, with your consent:

    (i)
    assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the conformity to authentic originals of all documents submitted to us as copies; and

    (ii)
    relied, without further inquiry, upon (i) the Officer's Certificate, and (ii) the accuracy of the warranties and representations of the Company and the Covered Guarantor in the Purchase Agreement.

        Subject to the foregoing and the qualification stated below, we are of the opinion that:

    1.
    The Covered Guarantor is a corporation validly existing and in good standing under the laws of Louisiana.

    2.
    As of the date of the Indenture, the Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof the Covered Guarantor has the corporate power and authority to perform its obligations under the Indenture.

    3.
    The execution, delivery and performance of the Indenture by the Covered Guarantor (i) has been authorized by all necessary corporate action by such Covered Guarantor and (ii) does not contravene any provision of the Articles of Incorporation or Bylaws of such Covered Guarantor.

    4.
    When the Registration Statement on form S-4 relating to the Exchange Notes filed with the Securities and Exchange Commission on the date hereof has become effective under the Securities Act and the Exchange Guarantees of the Covered Guarantor are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of the Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

        Except as otherwise expressly provided herein, we express no opinion as to the accuracy of any statement in the Offering Memorandum (as defined in the Purchase Agreement) or the Registration Statement, or whether any statement in the Offering Memorandum or the Registration Statement may be misleading, or whether any material fact or disclosure has been omitted from the Offering Memorandum or the Registration Statement.

        This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter. The foregoing opinion applies only with respect to the laws of the State and the federal laws of the United States of America and we express no opinion with respect to the laws of any other jurisdiction.

        This opinion is rendered only to Alderwoods Group, Inc. and Jones Day and their respective successors and assigns, solely for their benefit in connection with the transactions contemplated by the Transaction Documents, and may not be relied upon by the addressees or any of their respective successors or assigns for any other purpose, or by any other person or entity for any purpose, without our prior written consent.

Very truly yours,
Liskow & Lewis (A Professional Law Corporation)
By:	/s/ LISKOW & LEWIS

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  Exhibit 5.14